Exhibit 99.1

To Our Shareholders:

Marketing and trade shows:
After a successful launch by Qmadix at CES and CTIA, the team is considering displaying the eyewear at the National Safety Council Congress and Expo (  http://www.congress.nsc.org/nsc2011/public/enter.aspx  )in Philadelphia, in October.   While no firm decision has been made, we all remember that our eyewear was originally designed for the safety industry/markets, for which the NSCC is the year’s largest event.

Eyewear:
Works continues non-stop on providing 3D and Polarized lens for the eyewear.  Not simple, as those two types of lens have different shapes and curvatures; making a one-fit-all snap-in lens carrier is not simple.  But, we anticipate having both available by mid-year.

Testing:
Works continues on providing a level of water resistance required by some of Qmadix’s customers for their business-to-business model eyewear.  We test new models from Korea weekly, and believe we will achieve sufficient water resistance in about a week to ten days:

Website:
We believe our brand new website will be up and running this week, although ‘tweaking’ will continue for days and weeks.  We are excited by our new site, as it links to Qmadix, where eyewear can be purchased.

How to buy eyewear:
Qmadix’s site is now accepting orders for products (http://admin05.webstorepackage.com/qmadix/virtualweb/pc_combined_results.asp?search_prod=%28searchlike~p.nm~qi-wear|Or|searchlike~p.ds~qi-wear|Or|searchlike~p.sku~qi-wear%29&keyword=qi-wear), although our eyewear is shown as ‘Out of stock’.  This is of course understandable, as we anticipate Samsin shipping Qmadix their first large batch to sell, on April 28th.

Orders:
While we cannot reveal any precise ongoing negotiations, I can state that Qmadix’s efforts are completely satisfactory, and they will need all the 500 eyewear being delivered at the end of this month, to fill even their first order.

Trading:
We are extraordinarily pleased with the small but steady trading volume of, and the steady increase in value of our shares since moving to the OTCBB, considering we have had no promotion at all.  Of course, we expect our share value will go up and down daily (as it should, as our shareholders exercise their right to both buy and sell), but believe its value should generally match our company’s value as we move into orders, revenues, and profitability.

Intellectual Property:
Yesterday we were informed by our IP law firm, Malloy & Malloy PA, that the United States Patent and Trade Office stated we should hear about our pending (and most important in a long time) patent application describing wireless transmission to the ear buds, and, our eagerly awaited ‘Push-to-Hear’ feature, “in the fall”.  Not sure why it takes the USPTO so long to review an application, but that is just how our Government works.

Financial:
Our shareholder support has been sustained and tremendously appreciated.  Consequently, we have not yet had the need to consider larger-scale ‘institutional’ investment.  Thus, dilution has been minimal, and our management has been granted the stability and sharp focus required to bring our product to large markets.

In conclusion, as I do periodically, I want to thank our shareholders, associates and partners for helping us bring our exciting and already-popular telecom eyewear to market.  With everyone’s continued help, we anticipate a solid 2011 and an even better 2012.

Again, thanks to all of you.

/s/Tom Rickards, president